Exhibit 10.7

COST SHARING AGREEMENT
BETWEEN
ENERGY RESOURCES 12, L.P., ENERGY 11, L.P. AND
ENERGY 11 MANAGEMENT, LLC

THIS COST SHARING AGREEMENT, dated as of January 31, 2018, is between ENERGY RESOURCES 12, L.P., a Delaware Limited Partnership ( “E12”), ENERGY 11, L.P., a Delaware Limited Partnership (“E11”), and Energy 11 Management, LLC, a Delaware limited liability company (“Management”) (sometimes E12, E11 and Management are referred to herein collectively as a “Parties” and individually as a “Party”).
RECITALS
A.          Each of E11 and E12, separately and through subsidiaries, invest in non-operated oil and gas properties in the United States.  E11 and/or Management have or has access to personnel (which may be on a contract basis) and administrative resources that would be cost beneficial for the Parties to share.
B.          E12 desires to enter into a cost sharing arrangement with E11 and Management, and to have Management provide information, advice, assistance and facilities to E12 and to have Management perform certain administrative functions and undertake certain duties and responsibilities hereinafter set forth, all subject to the supervision of E12’s Board of Directors, on the terms and conditions set forth herein.  Management is a wholly-owned subsidiary of E11.  In consideration therefor, E12 desires to reimburse E11 certain costs as herein set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:
1.          Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below.
(a)           “Affiliate” means (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such other Person, (iii) any officer, director, trustee or general partner of such Person and (iv) if such other Person is an officer, director, trustee or partner of another entity, then the entity for which that Person acts in any such capacity. “Affiliated” means being an Affiliate of a specified Person.
(b)           “Calendar Year” means the year ended December 31st and any portion thereof treated by the Internal Revenue Service as a reporting period for E12.

(c)           “Directors” means, as of any particular time, the directors of E12 holding office at such time.
(d)           “Offering” means the public offering of E12’s Units.
(e)            “Person” includes an individual, partnership, limited liability company, joint venture, association, company, trust, bank or other entity, or government and any agency and political subdivision of a government.
(f)           “Property” or “Properties” means partial or entire equity interests, including equity participation interests such as working interests, general partnership interests and joint venture interests, owned by E12 in oil and gas property as described in the Prospectus.
(g)           “Prospectus” has the meaning given to that term by Section 2(10) of the Securities Act of 1933, as amended, and as used herein, the term means the Prospectus of E12 pursuant to which the Units are offered to the public.
(h)           “Shareholders” means the holders of record of E12’s Units.
(i)           “Units” means the limited partnership interests of E12.
2.          Duties of Management.   Subject to the terms of the Amended and Restated Limited Partnership Agreement of E12 (“Partnership Agreement”), and the supervision of the E12 Board of Directors, Management, unless otherwise set forth herein, on behalf of E12, shall provide the resources to:
(a)           serve as E12’s asset manager and consultant in connection with policy and investment decisions to be made by the Board of Directors, furnish reports to the Board of  Directors, and provide research, economic and statistical data in connection with the day-to-day management of the Properties and other investments of E12;
(b)           administer oversight of the day-to-day operations of E12 Properties and perform or supervise the various administrative functions reasonably necessary for the management of E12 Properties;
(c)           investigate, select and, on behalf of E12, engage and conduct business with (including, but not limited to, entering into contracts in the name of E12) consultants, technical advisors, and Property operators any and all agents for any of the foregoing, including Affiliates of Management, and Persons acting in any other capacity deemed by the Board of Directors necessary or desirable for the performance of any of the foregoing services;
(d)           act as attorney-in-fact or agent in entering into agreements related to the operation of the Properties; provided that any fees and costs payable to independent Persons incurred by Management or its Affiliates in connection with the foregoing shall be approved by E12;
(e)           if requested by E12, obtain appraisal reports on any existing Property;

(f)           at any time reasonably requested by the Board of Directors (but not  more than monthly) make reports of its performance of services to E12;
(g)           provide the administrative personnel and services required in rendering the foregoing services to E12; and
(h)           perform such other services as may be required from time to time for management and other activities relating to the assets of E12 as Management shall deem appropriate under the particular circumstances.
3.          Duties of the Board of Directors.   In order for Management to fulfill its duties, the Board of Directors shall provide Management with full information concerning E12, its capitalization and investment policies and the intentions of the Board of Directors with respect to future investments. E12 shall furnish Management with a copy of all audited financial statements, a signed copy of each report prepared by independent accountants, and such other information with regard to its affairs as Management may from time to time reasonably request.
4.          Advice.   In addition to the services described in Section 2 above, Management shall consult with the Board of Directors and the officers of E12 and shall furnish them with advice and recommendations with respect to the management of the Properties or commitments therefor, or other investments of, or investments considered by, E12, and shall furnish advice and recommendations with respect to other aspects of the business and affairs of E12.
5.          Records.   Management shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board of Directors and by counsel, auditors and authorized agents of E12, at any time or from time to time during normal business hours. E11 shall at all reasonable times have access to the books and records of E12.  Management shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to nonaffiliated Persons except with the prior consent of the Board.
6.          Limitation of Activities.   Anything else in this Agreement to the contrary notwithstanding:
(a)           Management shall refrain from taking any action which, in its sole judgment made in good faith, would adversely affect the status of E12 as a limited partnership, subject E12 to regulation under the Investment Company Act of 1940, violate any law, rule or regulation or would otherwise not be permitted by the Partnership Agreement, except if such action shall be ordered by the Board of Directors, in which case Management shall notify promptly the Board of Directors of Management’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board of Directors. Notwithstanding the foregoing, Management and its member, managers, directors, officers, agents, representatives, contractors, and employees shall not be liable to E12, or to E12’s Board of Directors, partners, or Shareholders for any act or omission by Management, its Affiliates, or its or their respective stockholders, directors, officers, agents, representatives, contractors, or employees except as provided in Sections 10 and 11 of this Agreement.

7.          Expenses.
(a)           E12 shall pay directly or reimburse Management for the following expenses:
(i)           50% of all costs of the following administrative personnel used by E12 and E11 or its Affiliates (whether employed by E11 or E12 or another entity including, without limitation, contractors): E11’s President, Asset Manager and Accounting Director and their respective replacements and, to the extent that their titles are changed, such individuals in their succeeding positions, together with any other administrative personnel approved in writing by E11 and E12, from time to time;
(ii)           100% of all costs of any additional administrative personnel not set forth in Section 7(a)(i) above;
(iii)           incurred in connection with the initial investment of the funds of E12, including all direct expenses incurred in connection with investigation and acquisition of Properties;
(iv)           100% of third party expenses (not including personnel) of managing and operating the Properties owned by E12, whether payable to an Affiliate of E11 or an unrelated Person;
(v)           50% of all costs and expenses associated with the office space used by employees involved in the business of E12 and E11; and
(vi)           100% of third party expenses (not including personnel) that may arise from time to time that are directly attributable to E12.
Expenses incurred by E11 on behalf of E12 and payable pursuant to this Section, shall be reimbursed quarterly to Management within 60 days after the end of each quarter. Management shall prepare a statement documenting the expenses of E12 during each quarter, and shall deliver such statement to E12 within 45 days after the end of each quarter.  Notwithstanding anything in this Agreement to the contrary, Management may direct that reimbursement amounts otherwise payable to it by E12 shall instead be paid directly to such Person or Persons who or which are legally entitled thereto.
8.          Limitation on Management’s Investment Advice.   Notwithstanding anything to the contrary in this Agreement, E11 shall not be required to, and shall not, advise E12 as to any investments in securities.
9.          Other Services.   Should the Board of Directors request that Management or any employee or contractor thereof (or any Affiliate thereof) render material services for E12 other than set forth in Section 2, such services shall be separately compensated and shall not be deemed to be services pursuant to the terms of this Agreement.

10.          Advisory Responsibility.   Management assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and with integrity, and shall not be responsible for any action of E12 in following or declining to follow any advice or recommendation of Management. Neither Management, its Affiliates (including, without limitation, E11), its or their respective partners, members, directors, officers, agents, representatives, contractors or employees  shall be liable to E12 or its partners, except by reason of acts constituting willful misconduct or gross negligence. Management hereby agrees to look solely to the assets of E12 for satisfaction of all claims against E12, and in no event shall any partner, Director, officer or agent of E12 have any personal liability for the obligation of E12 under this Agreement.  E12 hereby agrees to look solely to the assets of Management for satisfaction of all claims under or related to this Agreement, and in no event shall any of the following (collectively and individually, the “Non-Parties”) Shareholder, Director, officer, agent, representative, contractor or employee of Management or any Affiliate thereof (including, without limitation, E11) have any personal liability for any obligations or liabilities hereunder.
11.          Fiduciary Duty and Indemnification.   Subject to Section 10, Management shall have a fiduciary relationship to E12. However, E12 shall promptly and immediately indemnify, hold harmless and defend Management and the Non-Parties (with counsel approved by Management and the Non-Parties), to the fullest extent permitted by law, for its liabilities, damages, costs, expenses, losses and the like arising from the operations of E12 (including its costs and expenses, including legal fees and expenses, incurred in connection with investigating and defending itself against such liabilities and losses) unless and until a final, nonappealable judgment is entered that the party that received such indemnification was not entitled to the same.
12.          Transactions between E11 and E12.   All transactions between E11 and E12 shall require the approval by a majority of the Directors and shall otherwise comply with the conflict of interest provisions of the Partnership Agreement.
13.          Relationship of E12, E11 and Management.   E12, E11 and Management are not partners or joint ventures with each other, and nothing herein shall be construed to make them such partners or joint ventures or impose any liability as such on either of them.
14.          Other Activities.   Nothing contained herein shall limit the right of E11 or Management, or their respective Affiliates, or any of their respective officers, directors, agents, representatives, contractors or employees, whether or not a Director, officer or employee of E12, to engage in other business activities or to render services of any kind to any other Person even if such other business activities or services may be in direct competition with E12.
15.          Term; Termination of Agreement.
(a)           This Agreement shall have an initial one year term ending on the anniversary date hereof, and thereafter shall be renewed for additional one-year terms upon the consent of the Directors.
(b)           Prior to any renewal of this Agreement, the Directors shall review (i) the performance of Management hereunder to determine its compliance with the provisions of this Agreement, and (ii) the costs payable to Management hereunder to determine whether they are reasonable in relation to the nature and quality of services performed. The findings of the Directors shall be recorded in the minutes of the Directors.
(c)           This Agreement shall be terminable (i) without cause by Management and E11 (jointly, but not separately) or (ii) without cause by E12, in each case upon 60 days’ prior written notice to the non-terminating party.
(d)           In the event of the termination of E11 and Management, Management will cooperate with E12 and take all reasonable steps requested to assist E12 in making an orderly transition of Management function to another Person.
(e)           At the sole option of E12, this Agreement may be terminated for cause by written notice of termination from E12 to E11 and Management (jointly, but not separately) if any of the following events occur:
(i)           if Management shall violate or default in the performance of any material provision of this Agreement and, after written notice of such violation or default, shall not cure such violation or default within 30 days;
(ii)           if E11 or Management shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of E11 or Management, or of all or substantially all of either of their property by reason of the foregoing, or approving any petition filed against E11 or Management for reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or
(iii)           if E11 or Management shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due.
(f)           Any notice of termination under this Section shall (except to the extent this Section requires a different notice period) be effective on the date specified in such notice, which may be the day on which such notice is given or any date thereafter. E11 and Management agrees that if any of the events specified in subparagraph (ii) or (iii) of Section 15(e) shall occur, it shall give written notice thereof to E12 within 5 days after the occurrence of such event.
16.          Action Upon Termination.
(a)           From and after the effective date of termination of this Agreement reimbursement compensation for further services rendered hereunder, but shall be entitled to receive from E12 within 30 days after the effective date of such termination, an amount in cash equal to all earned but unpaid reimbursement payable to Management prior to the termination of this Agreement.

(b)           Within a reasonable period of time, but in no event later than 30 days after the termination of this Agreement, Management shall:
(i)           deliver to E12 a full accounting, covering the period following the date of the last accounting furnished to E12; and
(ii)           deliver to the Board of Directors all property and documents of E12 then in the custody of Management.
Management shall be entitled to receive, promptly after such 30-day period, reimbursement for any additional expenses to which it is entitled (and for which it has not been reimbursed hereunder).
17.          Assignment.   This Agreement may be assigned by E11 and Management with the approval of a majority of the Board of Directors; provided, however, that such approval shall not be required in the case of an assignment to a partnership, association, trust or organization which may take over the assets and carry on the affairs of E11 or Management, provided that at the time of such assignment, such successor organization shall be owned substantially by E11 or its Affiliates and that an officer of E11 shall deliver to the Board of Directors a statement in writing indicating the ownership structure of the successor organization. Such an assignment shall bind the assignees hereunder in the same manner as E11 is bound hereunder and the assignee shall be entitled to any and all rights under this Agreement.  Upon assignment of this Agreement, E11 and Management shall be discharged from its future liabilities hereunder and shall not be entitled to any of the rights granted under this Agreement.  This Agreement shall not be assigned by E12 without the consent of E11 and Management, except in the case of an assignment by E12 to a partnership or other organization which is a successor to E12, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as E12 is bound hereunder.
18.          Notices.   Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered to the addresses set forth herein:
To E11:
Energy 11, L.P.
5815 North Western Avenue
Oklahoma City, Oklahoma 73118
Attention: Anthony F. Keating, III, Co-Chief Operating
To Management:
Energy 11 Management, LLC
5815 North Western Avenue
Oklahoma City, Oklahoma 73118
Attention: Anthony F. Keating, III, Co-Chief Operating

To the Board of Directors or to E12:
Energy Resources 12, L.P.
814 East Main Street
Richmond, Delaware 23219
Attn: Glade M. Knight and David McKenney
A Party may at any time give notice in writing to another Party of a change in its address for the purposes of this Section.
19.          Modification.   This Agreement shall not be changed, modified, amended, terminated or discharged, in whole or in part, except by an instrument in writing signed by the Parties hereto, or their respective successors or assigns.
20.          Owner Liability.   No owner of any Party shall be personally liable for any of the obligations of such Party under this Agreement.
21.          Severability.   The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
22.          Binding.   This Agreement shall bind any successors or permitted assigns of the parties hereto as herein provided.
23.          Construction.   The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.
24.          Entire Agreement.   This Agreement contains the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
25.          Indulgences, Not Waivers.   Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.
26.          Gender.   Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

27.          Titles Not to Affect Interpretation.   The titles of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
28.          Execution in Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first written above.
ENERGY 11, L.P.
a Delaware partnership
By: Energy 11 GP, LLC its General Partner

By:          /s/Anthony F. Keating, III
Title:   Co-Chief Operating Officer
ENERGY 11 MANAGEMENT, LLC
By:          /s/Anthony F. Keating, III
Title:          Co-Chief Operating Officer
ENERGY RESOURCES 12, L.P.,
a Delaware partnership
By: Energy Resources 12 GP, LLC its General Partner

By:          /s/Glade M. Knight
Title:   Glade M. Knight, CEO